CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into this 6TH day of August, 2011 and is effective as of the 1st day of August, 2011 (the “Effective Date”) by and between Shane Whittle (the “Contractor”) and Jammin Java Corp., a corporation organized and existing under the laws of the State of Nevada, with its principal office located at 8200 Wilshire Blvd, Suite 200, Beverly Hills, CA 90210 (the “Company”).

WHEREAS, Company, which is engaged in the business of distributing coffee and coffee-related products to coffee service companies, distributors, and retailers, desires to engage Contractor, and

WHEREAS, Contractor desires to be engaged by Company on the terms described within this Agreement.

NOW, THEREFORE, the Contractor and Company agree as follows:

I.	Duties

Company hereby engages Contractor in the capacity of Sales and Marketing/Product Development Strategist.  The Contractor shall serve, in name and in fact, as Sales and Marketing/Product Development Strategist of the Company and shall have such powers and duties as are customarily associated with such position.

II.	Compensation and Benefits

As the entire consideration for the services to be performed and the obligations incurred by Contractor hereunder, and subject to the terms and conditions hereof, during the Term (as defined below) of this Agreement, Contractor shall be entitled to the following:

A.           Consulting Fee:  Commencing on the Effective Date, the Company shall pay Contractor a monthly consulting fee of $10,000.00, payable in equal semi-monthly installments.  Such consulting fee will be pro-rated for any partial consulting period.

B.           Stock Options:  The Company shall grant Contractor an irrevocable option to purchase 2,000,000 shares of Company common stock (the “Shares”) at an exercise price of USD$0.40 per Share.  Under the terms of the option, the option shall be exercisable and the Shares available for purchase in three tranches, as follows:

(i) 666,666 Shares may be purchased on or after August 5, 2012 and until August 5, 2022 (“Tranche 1”),
(ii) 666,666 Shares may be purchased on or after August 5, 2013 and until August 5, 2023 (“Tranche 2”), and
(iii) 666,667 Shares may be purchased on or after August 5, 2014 and until August 5, 2024 (“Tranche 3”).

The Company shall seek to register the Shares under the U.S., Securities Act of 1933, as amended (the “1933 Act”), by filing a Form S-1 registration statement or other appropriate registration statement no later than August 5, 2013; provided, however, that in the event the Company becomes eligible to file a Form S-8 registration statement and at such time the Shares have not yet been registered, the Company shall file a Form S-8 registration statement to register the Shares within sixty (60) days following its eligibility to do so.  The effectiveness of such registration shall be subject to the review and approval of the staff of the U.S. Securities and Exchange Commission.  Notwithstanding the foregoing, the option shall state that, to the extent that all Shares covered under a registration statement may be transferable by the holder pursuant to Rule 144 of the 1933 Act or another exemption from registration, Contractor shall have the right to decline to register such Shares, but only if all Shares sought to be registered may be transferred pursuant to such exemption(s).  Notwithstanding anything to the contrary herein, in the event that the Shares in any Tranche have not been registered by the Company within one (1) year after the option for such Shares has vested hereunder, the Company shall pay to Contractor, within thirty (30) days, the greater of $100,000 or an amount equal to 20% of the market value of such Shares (as quoted on the OTCBB or other applicable quotation system) as of the date of such one year anniversary.

III.	Term and Termination .

A.           Contractor shall be engaged for a period of 18 months commencing on the Effective Date (the “Term”), subject to earlier termination as provided herein.

B.           Termination on Death and for Cause:  This Agreement, and Contractor’s engagement hereunder, shall terminate upon Contractor’s death and is otherwise immediately terminable for “cause” (as defined below) upon written notice from the Company to Contractor.  As used in this Agreement, “cause” shall be defined as:

1.
Contractor’s deliberate or intentional refusal to perform, or gross negligence in performing, any of Contractor’s material duties or obligations under this Agreement or to follow material Company policies or procedures following written notification by the Board to Contractor of his failure to perform such duties or obligations or to follow such policies or procedures and a ten (10) day period for Contractor to cure the failure set forth in such written notification;

2.	Contractor’s conviction of, or entry of a plea of guilty or no contest with respect to, a felony or a crime involving fraud; or

3.	Contractor’s intentional or negligent unauthorized disclosure of Company trade secrets or confidential information contrary to Article IV herein.

If Contractor’s engagement is terminated for cause under this subsection, the Company shall pay to Contractor a severance payment in the amount equal to six (6) months of the fees then payable to Contractor pursuant to Section II. A hereof on the date of termination, but such amount shall not be more than the aggregate amount of fees required to be paid by the Company for the remainder of the Term.  Any severance payment shall be made according to the terms and conditions in Section III.F. below.  A termination for cause hereunder shall not affect the grant of options to Contractor under Section II.B above.

C.           Termination for Disability:  The Board may terminate this Agreement, upon written notice to Contractor, for the “disability” (as defined below) of Contractor at the expiration of a ninety (90) consecutive days period of disability if the Board determines in its sole discretion that Contractor’s disability will prevent Contractor from substantially performing Contractor’s duties hereunder.  As used in this Agreement, “disability” shall be defined as Contractor’s inability, by reason of physical or mental illness, to perform substantially Contractor’s duties hereunder.  Contractor shall receive full compensation and reimbursement of expenses pursuant to the terms of this Agreement from the date disability begins until the date of termination under this paragraph. Contractor shall not be entitled to receive disability benefits pursuant to a Company workers disability insurance policy.

D.           Termination Without Cause or for Good Reason:  The Board may terminate Contractor’s engagement hereunder at any time during the Term for any reason other than for “cause” (as defined above) by giving Contractor at least ten (10) days written notice, and Contractor may terminate his engagement at any time for “good reason” (as defined below) by giving the Company at least ten (10) days written notice.  If Contractor’s engagement is terminated pursuant to the preceding sentence, the Company shall pay to Contractor all amounts due hereunder for the remainder of the Term on the termination date, and all options granted under Section II.B above shall immediately vest upon termination and be exercisable until the periods set forth therein. As used in this Agreement, “good reason” shall be defined as (i) the material breach of this Agreement by the Company, (ii) the assignment of Contractor without his consent to a position, responsibilities or duties of a materially lesser status or degree of responsibility than his position, responsibilities, or duties as stated in this Agreement, or (iii) any reduction or change in the compensation set forth in this Agreement without Contractor’s written consent.

E.           Mutual Voluntary Termination:  The parties hereto may mutually agree in writing to terminate this Agreement.  In such event, Contractor agrees, at the Company’s request, to continue providing services for a requested period of time up to, but not more than, six months after such voluntary termination (the “Transition Period”) to facilitate transition. During the Transition Period, Contractor shall receive compensation equal to 110 percent (110%) of the consulting fees at the time of the voluntary termination. Payment of such compensation shall be made at least monthly.  It is understood and agreed that Contractor, during the Transition Period, may be seeking other opportunities and will not be devoting all of his business time to the affairs of the Company.  The Company may elect to terminate the independent contractor relationship with Contractor prior to the end of the Term once Contractor accepts a full time position with another company.

F.           Effect of Termination:  In the event Contractor’s engagement is terminated hereunder, all obligations of the Company and all obligations of Contractor shall cease except as otherwise provided herein.  Upon such termination, Contractor or Contractor’s representative or estate shall be entitled to receive only the compensation and reimbursement earned or accrued by Contractor under the terms of this Agreement prior to the date of termination computed pro rata up to and including the date of termination, but shall not be entitled to any further compensation, benefits, or reimbursement from such date, except as otherwise provided herein.

IV.	Covenant Not to Compete.

A.           Covenant:  In exchange for providing to him Confidential Information, as defined below in Section V, and as a means of enforcing the obligation to protect that Confidential Information, Contractor hereby covenants and agrees that during the Term he will not, except as a contractor or consultant of the Company, or any subsidiary or affiliate of the Company, directly or indirectly own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be connected with (as director, officer, Contractor, consultant, agent, independent contractor of otherwise) in any other manner with any business engaged in the Defined Business (as defined below) which is the same or substantially similar in nature to the business engaged in by the Company or contemplated by the Company as of the date thereof in each jurisdiction in which the Company does business (whether directly or indirectly through subsidiaries, affiliates, franchisees, licensees, representatives, agents or otherwise).

B.           Definition of “Defined Business”:  As used herein, the term “Defined Business” shall mean the business of developing, manufacturing, marketing or selling products that are similar to or compete with the current or contemplated products of the Company as of the date thereof.

C.           Non-Solicitation Agreement:  Contractor shall not, directly or indirectly, solicit for employment or other engagement, or advise or recommend to any other person that they solicit for employment or other engagement, any employee of the Company (or any subsidiary or affiliate), during the Term and for a term of two years thereafter; provided however, that this paragraph shall not preclude Contractor from giving an employment reference at the request of any employee of the Company or at the request of a prospective employer of such employee.

D.           Conflicting Engagement:  Contractor shall not, during the Term, engage in any other employment, consulting engagement, occupation, or other business activity directly related to the Defined Business, nor will Contractor engage in any other activities that conflict with his obligations to the Company.

E.           Unique and Essential Nature of Services of Contractor:  Contractor understands and acknowledges that the Company is entering into this Agreement in reliance upon the unique and essential nature of the personal services Contractor is to perform as a contractor of the Company and that irreparable injury would befall the Company or its subsidiaries or affiliates should Contractor serve a competitor of, or compete with, the Company or any of its subsidiaries or affiliates.

F.           Acknowledgment of Reasonableness of Restrictions:  Contractor specifically acknowledges and agrees that the post-engagement limitation upon his activities as specified above, together with the geographical limitations set forth above, are reasonable limitations as to time and place upon Contractor’s post-engagement activities and that the restrictions are necessary to preserve, promote and protect the business, accounts and good-will of the Company and impose no greater restraint than is reasonably necessary to secure such protection.

G.           Limitation on Scope or Duration:  In the event that any provision of this Section IV shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to the scope or duration of such provision and shall not affect or render invalid or unenforceable any other provision of this Section IV and, to the fullest extent permitted by law, this Section IV shall be construed as if the geographic or business scope or the duration of such provision had been more narrowly drafted so as not to be invalid or unenforceable but rather to provide the broadest protection to the Company permitted by law.

V.	Confidential Information.

Company agrees that it will supply to Contractor, and Contractor will keep confidential and will not, during or after this Agreement, in any medium, disclose, divulge, furnish or make accessible to any person, firm, corporation or other business entity or enterprise, any information, trade secrets, customer information, marketing information, sales information, cost information, technical data, know-how, secret processes, discoveries, methods, patentable or non-patentable ideas, formulae, processing techniques or technical operations relating to the business, business practices, methods, products, processes, equipment, financial affairs or any confidential or secret aspect of the business of the Company, including, by means of example and not limitation, the following: (i) information identifying or tending to identify any of the clients, customers, Contractors, or distributors of the Company or any subsidiary of the Company; (ii) information regarding the intellectual property of the Company or any subsidiary of the Company, including all patents, trademarks, trade names, service marks, and copyrighted materials, all computer programs, computer software (in object or executable code versions), computer source codes, and graphical user interface screens, and all copy, ideas, designs, methods, scripts, concepts, inventions, recordings, advertising and promotional materials, whether or not protected under any law; and (iii) information pertaining to the plans, products, services, processes, prospects, supplies, procedures, techniques, research and development, financial statements, and financial forecasts and projections of the Company or any subsidiary of the Company; but excluding information that has been intentionally disclosed to the public by the Company or any subsidiary of the Company or a disclosure required by law, by a court of competent jurisdiction, or to respond in good faith to a valid inquiry by a governmental authority and training in the unique business methods of the Company (collectively, the “Confidential Information”) without the prior written consent of the Company.  Upon the termination of this Agreement for any reason, and at any time prior thereto upon request by the Company, Contractor shall return to the Company all written records (whether in hard copy or in electronic/digital format) of any Confidential Information, together with any and all copies of such records, in Contractor’s possession.  Any Confidential Information which Contractor may conceive of or make during the Term shall be and remain the property of the Company.  Contractor agrees promptly to communicate and disclose all such Confidential Information to the Company and to execute and deliver to the Company any instruments deemed necessary by the Company to effect disclosure and assignment thereof to it.

VI.	Assignment.

This Agreement may not be assigned or delegated in whole or in part by either party without the prior written consent of the other party.

VII.	Contractor’s Warranty.

Contractor’s undertakings herein will not constitute a breach of any agreement to which Contractor is a party or any obligation to which Contractor is bound. Contractor is not bound by any non-disclosure or non-compete agreement which would in any way affect Contractor’s performance of this Agreement.  Contractor has no obligations to others which are inconsistent with the terms of this Agreement or with Contractor’s duties to the Company under this Agreement.

VIII.	Exit Interview.

A.           Upon termination or expiration of the Agreement, Contractor agrees to participate in a post-engagement interview with the President of the Company and each member of the Board or their respective designee, wherein they will review the obligations under this Agreement and Contractor will ask any questions that he may have at that time concerning whether information that he was exposed in connection with this Agreement is considered confidential by the Company.

B.           Contractor agrees to return all property in his possession belonging to the Company or any subsidiary or affiliate, including all written or printed materials, keys, cards, equipment, cars, and any other item that is the property of the Company or any subsidiary or affiliate.  Contractor specifically authorizes the Company to deduct from his paycheck any amounts due the Company or any subsidiary or affiliate, such as charges for the Company’s property damaged or not returned to the Company when requested, and any unapproved charges incurred by Contractor and payable by the Company.

IX.	Injunctive Relief.

Contractor acknowledges and agrees that the remedies at law for any breach of any of Contractor’s obligations under the provisions of Sections IV through VII would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any of the provisions contained in Sections IV through VII without the necessity of proof of actual damage.

X.	Waiver or Modification.

Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing in a document that specifically refers to this Agreement and such document is signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision hereof or any subsequent breach of the same provision hereof. The failure of the Company at any time, or from time to time, to require performance of any of Contractor’s obligations under this Agreement shall in no manner affect the Company’s right to enforce any provision of this Agreement at a subsequent time.

XI.	Severability.

If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

XII.	Notices.

Any notice required or permitted hereunder to be given by either party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, or by telex or telegram to the party to the address set forth below or to such other address as either party may designate from time to time according to the terms of this paragraph:

To Contractor at:

Shane G. Whittle
1917 W. 4th Avenue, Suite 386
Vancouver, B.C. V6J-1M7
Facsimile: 1-888-711-9873

To the Company at:

Jammin Java Corp.
Attention:  Anh Tran, President
8200 Wilshire Blvd, Suite 200
Beverly Hills, CA 90210

With a copy to the Company’s outside counsel at:

Gibbons P.C.
Attention:  Ghillaine Reid and Lawrence Cohen
One Pennsylvania Plaza, 37th Floor
New York, NY 10119-3701
Facsimile: 212-554-9640

A notice delivered personally shall be effective upon receipt.  A notice sent by facsimile or telegram shall be effective twenty-four (24) hours after the dispatch thereof.  A notice delivered by mail or by private courier shall be effective on the third day after the day of mailing.

XIII.	Attorney’s Fees.

In the event of any action at law or equity to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and court costs in addition to any other relief to which such party may be entitled.

XIV.	Indemnification.

The Company agrees to indemnify Contractor with respect to any and all liabilities, obligations, losses, damages, costs, disbursements and expenses, including attorneys’ fees, imposed upon, incurred by, or asserted against Contractor resulting from any acts or omissions of the Company or its officers, employees, or agents that occurred prior to the Effective Date.

XV.	Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral between the parties hereto with respect to the subject matter hereof and is not intended to confer upon any other person or entity any rights or remedies hereunder except as otherwise expressly provided herein.

XVI.	Independent Contractor.

Contractor is and throughout this Agreement shall be an independent contractor and not an employee, officer, partner or agent of Company.  Contractor shall not be entitled to nor receive any benefit normally provided to Company's employees such as, but not limited to, vacation payment, retirement, health care or sick pay.  Company shall not be responsible for withholding income or other taxes from the payments made to Contractor.  Contractor shall be solely responsible for filing all returns and paying any income, social security or other tax levied upon or determined with respect to the payments made to Contractor pursuant to this Agreement.

XVII.	Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and to be performed entirely within such state.

XVIII.	Counterparts.

This Agreement may be executed in several counterparts, each to be considered an original for all purposes.  It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.  A copy of this Agreement signed by one party and faxed to another party, or scanned in .PDF format and delivered as an e-mail attachment, shall be deemed to have been executed and delivered by the signing party as though it were an original.  A photocopy of this Agreement shall be effective as an original for all purposes.

XIX.	Certification.

CONTRACTOR HEREBY CERTIFIES THAT:

(A) CONTRACTOR RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE HE WAS ASKED TO EXECUTE IT;

(B) CONTRACTOR HAS READ THIS AGREEMENT CAREFULLY;

(C) CONTRACTOR HAS HAD SUFFICIENT OPPORTUNITY BEFORE HE EXECUTED THIS AGREEMENT TO ASK QUESTIONS ABOUT NOT ONLY COMPANY, BUT ALSO THE PROVISIONS OF THIS AGREEMENT AND THAT IF HE ASKED SUCH QUESTIONS HE RECEIVED COMPLETE AND SATISFACTORY ANSWERS TO SAME;

(D) CONTRACTOR HAS BEEN AFFORDED THE OPPORTUNITY TO DISCUSS AND REVIEW THIS AGREEMENT WITH AN ATTORNEY OF HIS CHOICE;

(E) CONTRACTOR UNDERSTANDS WHAT HIS RIGHTS ARE UNDER THIS AGREEMENT AS WELL AS HIS OBLIGATIONS, ESPECIALLY THE COVENANTS HEREUNDER; AND

(F) CONTRACTOR HAS READ AND UNDERSTANDS EACH AND EVERY PROVISION OF THIS AGREEMENT AND DOES HEREBY ACCEPT AND AGREE TO THE SAME.

IN WITNESS WHEREOF, each party to this Agreement has caused it to be executed on the date indicated below.

CONTRACTOR

/s/ Shane Whittle	Date: August 6, 2011
Shane Whittle

JAMMIN JAVA CORP.

By:	/s/ Anh Tran	Date: August 6, 2011
Anh Tran, President